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                                                                     Exhibit 5.1



                       [Letterhead of Sullivan & Cromwell]











                                                August 9, 2001




Credit and Asset Repackaging Vehicle Corporation,
    85 Broad Street,
        New York, NY 10004.

Ladies and Gentlemen:

            In connection with the registration under the Securities Act of 1933 (the "Act") of $500,000,000 aggregate amount of trust certificates (the "Certificates") to be issued by a series of Public Credit And Repackaged Securities (PCARS)SM Trusts (each, a "Trust") pursuant to trust agreements (each, a "Trust Agreement") between Credit and Asset Repackaging Vehicle Corporation, a Delaware corporation (the "Depositor"), and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
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Credit and Asset Repackaging Vehicle                                        -2-
Corporation


            Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Trust Agreement relating to a particular series of the Certificates has been duly authorized, executed and delivered, the terms of such Certificates and of their issuance and sale have been duly established in conformity with such Trust Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Depositor or the Trust issuing such Certificates and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Depositor or such Trust, and such Certificates have been duly executed and authenticated in accordance with such Trust Agreement and issued and sold as contemplated in the Registration Statement, such Certificates will entitle the holders thereof to the benefits provided by such Trust Agreement.

            We note that, as of the date of this opinion, a judgment for money in an action based on a Certificate denominated in a foreign currency or currency unit in a
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Credit and Asset Repackaging Vehicle                                       -3-
Corporation


Federal or state court in the State of New York ordinarily would be enforced in the State of New York only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Certificate is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Certificate denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Certificate would be required under
Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which such Certificate is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

            The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
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Credit and Asset Repackaging Vehicle                                       -4-
Corporation


            We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Certificates" in the Prospectus and Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
                                    Very truly yours,
                                    /s/ Sullivan & Cromwell